CHEVIOT

Contact:                 Thomas J. Linneman                                                                                               For immediate release
513-661-0457

Cheviot Financial Corp. Reports Fourth-Quarter and Annual Earnings

CINCINNATI, Ohio – February 2, 2012 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the fourth fiscal quarter of 2011 of $942,000, or $0.11 per share compared with net earnings of $214,000, or $0.03 per share for the fourth fiscal quarter of 2010.  For the year ended December 31, 2011 net earnings totaled $3.4 million, or $0.38 per share compared with net earnings of $2.0 million, or $0.23 per share for 2010.

The earnings per share for the three and twelve months ended December 31, 2011 were based on weighted average shares outstanding of 8,766,472 and 8,765,886, respectively as compared with weighted average shares outstanding of 8,731,230 and 8,731,904 for the comparable 2010 periods, respectively.

On March 16, 2011, Cheviot Financial Corp. completed its acquisition of First Franklin Corporation.  As a result of the acquisition, the Company increased total assets by approximately $277.6 million. Interest income and interest expense for the current three and twelve month periods includes the impact of the First Franklin acquisition since March 16, 2011.

On January 18, 2012, Cheviot Financial Corp., a Maryland corporation (the “Company”), completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders. The Company sold a total of 4,675,000 shares of common stock in a subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.

Concurrent with the completion of the offering, shares of common stock of Cheviot Financial Corp., a federal corporation, owned by public stockholders have been converted into the right to receive 0.8570 shares of the Company’s common stock.  Cash in lieu of fractional shares was paid at a rate of $8.00 per share.  As a result of the offering and the exchange, the Company now has 7,596,896 shares outstanding.

The $728,000 increase in 2011 fourth quarter net earnings is due primarily to a $1.7 million increase in net interest income and an increase of $630,000 in other income, which was partially offset by an increase of $1.3 million in general, administrative and other expenses and an increase in the provision for federal income taxes of $336,000, described below.

For the year ended December 31, 2011, the Company’s $1.4 million increase in earnings generally reflected an increase of $5.4 million in net interest income and an increase of $1.7 million in other income, which were partially offset by an increase of $5.4 million in general, administrative and other expenses, an increase of $150,000 in the provision for losses on loans and an increase in the provision for federal income taxes of $158,000.  The increase in general, administrative and other expenses during the comparative period is a result of legal and professional expenses and approximately three quarters of additional operating costs incurred as a result of the First Franklin acquisition. For the year ended December 31, 2011, the Company recorded a provision for losses on loans totaling $700,000 after giving consideration to the allocation of approximately $462,000 for write downs in loans transferred to real estate acquired through foreclosure.  At December 31, 2011, the allowance for losses on loans was 17.4% of originated nonperforming assets and 0.7% of originated loans.  Under applicable accounting guidelines, loans acquired in the acquisition were marked to fair value.  The Company did not provide loan losses for the loans acquired in the acquisition as these loans have not deteriorated from the fair value determined at the time of acquisition as of December 31, 2011.

At December 31, 2011, Cheviot Financial Corp. had consolidated total assets of $616.3 million, total liabilities of $543.4 million, including deposits of $492.3 million. Shareholders' equity totaled $72.9 million, or 11.8% of total assets.  At December 31, 2011, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 10.0%, 10.0% and 18.8%, respectively.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

	December 31,	December 31,
ASSETS	2011	2010

Cash and cash equivalents	$45,140	$18,149
Investment securities	132,668	97,440
Loans receivable	384,296	225,438
Goodwill	10,309	-
Core deposit intangible, net	1,028	-
Other assets	42,863	17,042

Total assets	$616,304	$358,069

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$492,321	$257,852
Advances from the FHLB	31,327	27,300
Other liabilities	19,746	3,498

Total liabilities	543,394	288,650

Shareholders' equity	72,910	69,419

Total liabilities and shareholders' equity	$616,304	$358,069

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Total interest income	$5,836	$3,597	$22,126	$15,438
Total interest expense	1,566	1,066	5,981	4,698

Net interest income	4,270	2,531	16,145	10,740

Provision for losses on loans	300	300	700	550

Net interest income after provision for losses on loans	3,970	2,231	15,445	10,190

Other income	1,111	481	3,000	1,323
General, administrative and other expense	3,720	2,415	13,926	8,540

Earnings before federal income taxes	1,361	297	4,519	2,973

Federal income taxes	419	83	1,153	995

NET EARNINGS	$942	$214	$3,366	$1,978

Earnings per share - basic and diluted	$0.11	$0.03	$0.38	$0.23